UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 1, 2013

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75-153 Merle Drive,Suite B, Palm Desert, CA 92211	92211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	760-610-6758

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On August 1, 2013, the Company (“Surge”) concluded the purchase of a 32% working interest (27.20 net revenue interest) from Padgett Energy, LLC, as operator of the Padgett/Danco 2013-A Joint Venture. The purchase price of the acquisition was $211,300. The property consists of a 170.80 acre tract of land located in Muhlenberg County KY on which two producing oil wells are currently producing about 20 bbls of oil per day (gross) and about 5.4 bbls/day(net) to Surge’s net revenue interest. The purchase agreement provided that the purchase price of $211,300 paid by Surge includes the two producing wells, a third well to be drilled and completed within the next 30 days, and two additional wells to be drilled after well #3 is completed. Surge will be obligated for approximately $29,167 for the completion costs for wells #4 and #5 in the event that completion of one or both of these wells is warranted. Padgett Energy, LLC will be the operator of all five wells on the lease.

The foregoing information is a summary of the agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the agreement, which is attached an exhibit to this Current Report on Form 8-K. Readers should review the agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits.

10.104 Request For Interest Purchase Agreement by and between Surge Global Energy, Inc. and Padgett/Danco 2013-A Joint Venture dated July 26, 2013 (finalized on August 1,2013).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: August 6, 2013	By:	/s/ E. Jamie Schloss
E. Jamie Schloss,
Chief Financial Officer

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